Exhibit 99

News
Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG initiates global restructuring, targeting $170 million in annual savings

PITTSBURGH, June 8, 2020 - PPG (NYSE:PPG) today announced that it has approved significant and broad restructuring actions to reduce its global cost structure. The company cited weakened global economic conditions stemming from the COVID-19 pandemic and related pace of recovery in a few end-use markets, along with further opportunities to optimize supply chain and functional costs.

When completed, the company expects the planned actions will deliver $160 to $170 million in annual pre-tax cost savings, with approximately $25 to $35 million of savings projected in 2020. The remainder of the annual cost savings is anticipated to be substantially realized by year-end 2021. The plan includes a voluntary separation program that was offered in the U.S. and Canada.

“Given the broad economic impact relating to the COVID-19 pandemic and the recovery timeline in a few end-use markets, we are taking decisive action to further adjust our cost base,” said Michael H. McGarry, PPG chairman and chief executive officer. “These measures will enable the company to come out of the crisis with lower structural costs. As a result of these actions, along with continued discretionary cost controls, we expect strong operating margin leverage as economic activity continues to improve. Despite efforts to reduce our total costs, we remain committed to continuing our investments in growth-related initiatives, including fully funding our research and development for products, services and digital capabilities that will drive long-term growth.”
PPG will record a restructuring charge of $160 to $180 million pretax, $125 to $140 million after-tax, or $0.52-$0.58 cents per diluted share, in the second quarter 2020 which is nearly all related to employee severance. The company will also incur other associated restructuring-related costs of approximately $10 million over future quarters. The total cash outlay to complete these actions is approximately $180 million, with about $110 million expected in 2020 and the remainder in 2021. The cash outlay includes capital expenditures to relocate certain operational activities.

Separately, while the COVID-19 pandemic continues to effect business demand, the aggregate impact and pace of recovery is consistent with the company’s expectations noted during its April 28th earnings teleconference. This includes strong demand for architectural do-it-for-yourself coatings, aerospace applications for military programs, and packaging coatings, but which has been more than offset by soft demand for commercial aerospace, automotive original equipment manufacturer (OEM), automotive refinish, architectural do-it-for-me and certain general industrial coatings end uses.
In aggregate, company sales volumes were lower versus the prior year in April by approximately 35%. The company saw continued improvement throughout the month of May, with aggregate monthly sales down less than 30% versus 2019. Volume results in both months were modestly better than the company originally forecasted. These results include higher year-over-year volumes in China and sequential monthly improvement of net sales in both the U.S. and Europe. Further sequential improvement is expected in June reflecting higher run-rate demand levels exiting May and additional reopening of economic activity across the world.

The company will provide further details during its second quarter earnings update in July.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.1 billion in 2019. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets.

Cautionary Statement About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended and may be identified by their use of words like "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates" or other words of similar meaning. The forward-looking statements contained herein include statements relating to the expected second quarter restructuring charge, the timing and realization of anticipated cost savings from restructuring actions, business demand trends and the pace of recovery from the COVID-19 pandemic, expected second quarter sales volumes, and expected future margins. These statements are based on information available to PPG as of the date hereof, and actual results could differ materially from those stated or implied, due to market conditions, as well as risks and uncertainties associated with the Company's business. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here, in our 2019 Annual Report on Form 10-K and our March 31, 2020 Quarterly Report on Form 10-Q, and in our other filings with the SEC, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of June 8, 2020, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.